UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

Tekla Healthcare Investors, Tekla Life Sciences Investors, Tekla Healthcare Opportunities Fund, Tekla World Healthcare
Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary proxy materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

TEKLA HEALTHCARE INVESTORS (HQH)

TEKLA LIFE SCIENCES INVESTORS (HQL)

TEKLA HEALTHCARE OPPORTUNITIES FUND (THQ)

TEKLA WORLD HEALTHCARE FUND (THW)

VotE TODAY TO REDUCE THE OPERATING EXPENSES OF YOUR FUNDS!

Proposal: To approve new investment advisory agreements between the Funds and abrdn Inc.

BENEFITS OF THE PROPOSAL TO YOU:

1.	A guaranteed reduction of expense beginning immediately upon consummation of the transaction and continuing for at least two years thereafter.
2.	Significant anticipated economies of scale that would create potential cost savings and competitive advantages.
3.	A much larger asset management and fund operations platform that supports future fund growth and success.
4.	The expertise of the existing investment management team coupled with abrdn’s commitment and expertise in the closed-end fund market.

Dear Shareholder:

As of today, your vote has not been registered for this meeting. We have now had to adjourn the Special Meeting of the above Tekla Funds until October 3rd, 2023 due to shareholders not voting their shares. Unfortunately, this is a government mandated process that requires a certain participation to move forward. Please note that the proposal being set forth is overwhelmingly supported by your fellow shareholders that have cast their vote. We simply don’t have enough shares voting for each fund.

Vote today for the important proposal that will reduce the operating cost of your Fund(s) and will ensure fund operating expenses are kept at the reduced level for at least 2 years. EVEN IF YOU SIMPLY CAST AN ABSTAIN VOTE, IT WOULD BE A GREAT HELP.

By voting today, shareholders can also help us limit the time and attention of fund personnel we are expending during this important time to achieve the requisite quorum. More importantly, by voting today, you can also help us limit the natural resources we may have to utilize in future printed communications. Again, this is a government mandated participation level we need to attain – WE JUST NEED YOU TO SHOW UP BY VOTING YOUR SHARES TODAY!

In order for your vote to be represented, we must receive your voting instructions. Your financial advisor DOES NOT vote for you. Even IF it is past the ORiginal INDICATED MEETING date, please submit your vote Today USING ONE OF THE FOLLOWING OPTIONS:

1.	By Internet

Follow the simple instructions on the enclosed proxy card.

2.	By Touchtone

Call the toll-free number located on your proxy card and follow the simple instructions.

3.	By Mail

Sign, Date, and Return this proxy card using the enclosed postage-paid envelope.

If possible, please use either of the first two options to ensure your vote is captured in time for the meeting. If you have any questions, please call Okapi Partners, the Funds’ proxy solicitor, toll-free at (877) 285-5990. Representatives are available Monday - Friday 9:00am to 10:00pm (ET). Thank you for your continued support of the Funds and your assistance in this matter.